Exhibit 99.1
GMAC Financial Services Reports Preliminary Second Quarter 2008 Financial Results
•	Second quarter net loss of $2.5 billion

•	North American auto finance results affected by a lease residual impairment

•	Insurance and international auto finance remained profitable

•	Secured long-term ownership of GMAC Bank

•	Completed $60 billion global refinancing of debt and bank lines

•	Cash and cash equivalents balance remains stable at $14.3 billion
NEW YORK — GMAC Financial Services reported a 2008 second quarter net loss of $2.5 billion, compared to net income of $293 million in the second quarter of 2007. Affecting results in the quarter were a $716 million impairment of vehicle operating lease assets in the automotive finance business as a result of declining vehicle sales and lower used vehicle prices for certain segments, as well as significant losses at Residential Capital, LLC (ResCap) related to asset sales, valuation adjustments, and loan loss provisions. These items were partially offset by profitable results in the insurance and international auto finance businesses.
“A soft economic environment and continued volatility in the mortgage and credit markets have significantly affected results for the second quarter,” said GMAC Chief Executive Officer Alvaro G. de Molina. “While conditions such as higher fuel prices and weaker consumer credit prove to be headwinds, we continue to aggressively manage through this economic disruption to position GMAC for longer-term success.
“Despite the current obstacles, we are encouraged by some key wins such as successfully completing our global refinancing and bond exchange, preserving long-term ownership of GMAC Bank, and de-risking the balance sheet at ResCap,” said de Molina. “There is still more to do and the management team is committed to taking the steps needed to ensure a solid foundation for the company, including continued realignment and streamlining of the mortgage business and better optimization of the risk and reward model in auto financing.”

Second Quarter Net Income/(Loss)
($in millions)

	Q208	Q207	Change
Global Automotive Finance	$(717)	$395	$(1,112)
Insurance	135	131	4
ResCap	(1,860)	(254)	(1,606)
Other[1]	(40)	21	(61)

Net Income/(Loss)	$(2,482)	$293	$(2,775)

[1]	Includes Commercial Finance operating segment, 21% ownership of former commercial mortgage unit and other corporate activities.
Liquidity and Capital
GMAC’s consolidated cash and cash equivalents were $14.3 billion as of June 30, 2008, down slightly from the cash balance of $14.8 billion at March 31, 2008. Of these total balances, ResCap’s cash and cash equivalents balance was $6.6 billion at quarter-end, up from $4.2 billion at March 31, 2008. The change in consolidated cash is related to repayment of GMAC and ResCap debt maturities, offset by new secured funding, lower asset levels and growth in deposits at GMAC Bank.
In June, GMAC and ResCap announced a comprehensive series of transactions, which included extending key bank facilities, increasing the amount of available funding and further enhancing liquidity positions. The transactions included:
•	GMAC obtaining a new, globally syndicated $11.4 billion secured revolving credit facility with a multi-year maturity which steps down to $7.9 billion after two years, and renewing the one-year, syndicated commercial paper back-up facility, New Center Asset Trust (NCAT), in the amount of $10 billion.

•	ResCap extending for one year the maturity on substantially all of its bilateral bank facilities totaling approximately $11.6 billion and obtaining a new $2.5 billion syndicated whole loan repurchase facility.

•	ResCap executing private exchange and cash tender offers for U.S. dollar equivalent of $14.0 billion in aggregate principal amount of its outstanding debt, thereby reducing debt outstanding by $2.9 billion in principal and extending maturities.

•	GMAC providing a $3.5 billion two-year senior secured credit facility to ResCap, which includes $750 million of first loss protection from General Motors Corp. and Cerberus ResCap Financing LLC, an affiliate of FIM Holdings LLC.

•	Significantly reducing ResCap’s tangible net worth covenants related to its credit facilities from the previous level of $5.4 billion to $250 million (excluding GMAC Bank) with consolidated liquidity of $750 million.
During the second quarter, GMAC and certain affiliates of Cerberus disclosed approximately $2.4 billion of intended actions to support ResCap’s near term liquidity. In addition, GMAC contributed to ResCap approximately $250 million (principal amount) of ResCap debt, which was subsequently retired. In exchange for the capital contribution, GMAC received additional shares of ResCap preferred equity equal to the market value of the debt as of March 31, 2008. As of June 30, 2008, ResCap’s total equity base was $4.1 billion.
The Federal Deposit Insurance Corporation (FDIC) granted a 10-year extension of GMAC Bank’s current ownership on July 21, 2008. This action enables GMAC to strengthen the bank over the long-term, which is an important source of funding for mortgage and automotive financing activities.
Global Automotive Finance
GMAC’s global automotive finance business reported a net loss of $717 million in the second quarter of 2008, compared to net income of $395 million in the year-ago period. Weaker performance was primarily driven by a $716 million pre-tax impairment on operating leases in the North American operation, which more than offset profits in the international business. In measuring the accounting impairment, the company was able to consider expected cash flows from various arrangements with General Motors Corp., including approximately $750 million related to the risk-sharing arrangement; approximately $800 million related to the residual support program; and approximately $350 of residual-related settlement payments. Additional factors affecting results were an increase in the provision for credit losses due to loss severity and lower gains on sales.
The North American lease portfolio included approximately $30 billion in assets as of June 30, 2008 with approximately $12 billion in sport-utility vehicle leases, $6 billion in truck leases and $12 billion in car leases. The impairment of operating leases resulted from the sharp decline in demand and used vehicle sale prices for sport-utility vehicles and trucks in the U.S. and Canada, which has affected GMAC’s remarketing proceeds for these vehicles. As a result of these market trends, GMAC is taking steps to reduce the volume of new lease originations in the U.S. The company will also discontinue the SmartBuy balloon contract program, suspend all incentivized lease programs in Canada and increase pricing and returns on other lending activities. GMAC’s lease portfolio outside of North America has not experienced the same decrease in market value.
New vehicle financing originations for the second quarter of 2008 decreased to $12.4 billion of retail and lease contracts from $14.0 billion in the second quarter of 2007, due to lower industry sales levels in North America.
Credit losses have increased in the second quarter of 2008 to 1.40 percent of managed retail assets, versus 0.92 percent in the second quarter of 2007. The sharp increase is related to the current trends in used vehicle prices, which drove higher loss severity. While losses trended up, delinquencies decreased in the second quarter of 2008 to 2.30 percent of managed retail assets, versus 2.46 percent in the prior year period. The decrease reflects the recent measures taken to tighten underwriting criteria and increased customer servicing activities as the U.S. economy remains weak.
Insurance
GMAC’s insurance business recorded net income of $135 million, up slightly from net income of $131 million in the second quarter of 2007. Results primarily reflect a non-recurring tax benefit, which offset higher weather-related losses.
The insurance investment portfolio was $7.1 billion at June 30, 2008, compared to $7.4 billion at June 30, 2007. The decrease in the portfolio is due primarily to the repayment of intercompany loans related to the funding of the Provident Insurance acquisition. The majority of the investment portfolio is in fixed income securities with less than 10 percent invested in equity securities.

In July, GMAC’s plan to dividend 100 percent of the voting interest in the insurance business to GMAC’s shareholders was completed. GMAC continues to hold 100 percent of the economic interest in GMAC Insurance. This action was taken in the interest of maintaining the current financial strength rating and, therefore, preserving the value of the operation.
Real Estate Finance
ResCap reported a net loss of $1.9 billion for the second quarter of 2008, compared to a net loss of $254 million in the year-ago period. Results are primarily attributable to significant losses from asset sales as ResCap reduced the size and risk of its balance sheet and higher loan loss provisions due to continued deterioration in certain European markets. Partially offsetting losses was a $647 million gain recognized from ResCap’s tender offer and the retirement of debt.
ResCap continues to implement an aggressive realignment of its business amid a vastly changing mortgage market, despite the negative impact to short-term earnings. Recent actions include significantly reducing the size and risk of its balance sheet, originating only mortgages with market liquidity, winding down the business lending portfolio, leveraging the world-class servicing platform, and continuing to rationalize the cost base.
ResCap’s U.S. residential finance business is beginning to stabilize as the company reduces balance sheet risk and continues to realign operations. While prime conforming loan production decreased modestly year-over-year with $12.2 billion in the second quarter of 2008 versus $12.7 billion in the year-ago period, production of higher-margin government loans increased to $3.8 billion this quarter compared to $800 million in the second quarter of 2007. In addition, operating expense targets were achieved.
The international mortgage business experienced a decline in net income in the second quarter related to illiquidity in the global capital markets and the continued weakening of consumer credit in key markets. This drove significant realized and unrealized losses on loans held for sale. As a result of the market environment, ResCap has currently suspended all production outside of the U.S. with the exception of Canadian insured loans. The business lending operations also experienced continued pressure in the second quarter related to the decline in home sales and residential real estate values.
Outlook
GMAC continues to manage through a softer economic environment and a global market disruption with significant actions geared toward achieving longer-term financial health. Recent actions include:
•	Stabilizing liquidity by refinancing bank lines, extending debt maturities, and preserving long-term ownership of GMAC Bank;

•	Significantly reducing ResCap’s balance sheet;

•	Taking steps to increase pricing and improve returns for all automotive leasing and lending activities;

•	Reducing the volume of new lease originations in the U.S. and suspending all incentivized lease programs in Canada;

•	Executing a plan to preserve the value of the insurance business; and

•	Leveraging the proven servicing platforms in mortgage and auto finance to mitigate frequency and severity of losses.
Looking ahead, the company is focused on executing strategies that restore profitability and longer-term financial health including improving funding costs, evaluating opportunities to shed non-core operations, and taking steps that move GMAC toward an independent, bank-funded lender and servicer.
About GMAC Financial Services
GMAC Financial Services is a global, diversified financial services company that operates in approximately 40 countries in automotive finance, real estate finance, insurance and commercial finance businesses. GMAC was established in 1919 and employs approximately 26,700 people worldwide. For more information, go to www.gmacfs.com.
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Forward-Looking Statements
In this earnings release and related comments by GMAC LLC (“GMAC”) management, the use of the words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.
While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and GMAC’s and Residential Capital LLC’s (“ResCap”) actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for GMAC and ResCap, each of which may be revised or supplemented in subsequent reports on SEC Forms 10-Q and 8-K. Such factors include, among others, the following: securing low cost funding for GMAC and ResCap and maintaining the mutually beneficial relationship between GMAC and General Motors Corporation (“GM”); our ability to maintain an appropriate level of debt; the profitability and financial condition of GM; restrictions on ResCap’s ability to pay dividends to us; recent developments in the residential mortgage market, especially in the nonprime sector; continued deterioration in the residual value of off-lease vehicles; the impact on ResCap of the continuing decline in the U.S. housing market; changes in U.S. government-sponsored mortgage programs or disruptions in the markets in which our mortgage subsidiaries operate; disruptions in the markets in which we fund GMAC’s and ResCap’s operations, with resulting negative impact on our liquidity; changes in our contractual servicing rights; costs and risks associated with litigation; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of ResCap, GMAC or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations.
Investors are cautioned not to place undue reliance on forward-looking statements. GMAC undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law
Contact:
Gina Proia
917-369-2364
Gina.Proia@gmacfs.com

GMAC Financial Services Preliminary Unaudited Second Quarter 2008 Financial Highlights
($ in millions)

				Memo:
		2Q	2Q	1Q
Summary Statement of Income	Note	2008	2007	2008

Revenue
Total financing revenue		$4,822	$5,316	$4,932
Interest expense		2,869	3,735	3,179
Depreciation expense on operating lease assets		1,401	1,173	1,397
Impairment of investment in operating leases		716	—	—

Net financing revenue		(164)	408	356

Other revenue
Servicing fees		465	556	470
Servicing asset valuation and hedge activities, net		(185)	(152)	410
Insurance premiums and service revenue earned		1,123	1,051	1,109
(Loss) gain on mortgage and automotive loans, net		(934)	399	(600)
Investment income		20	227	(232)
Other income		990	786	897

Total other revenue		1,479	2,867	2,054
Total net revenue		1,315	3,275	2,410
Provision for credit losses		771	430	474
Noninterest expense
Compensation and benefits expense		591	647	614
Insurance losses and loss adjustment expenses		714	563	630
Other operating expenses		1,548	1,183	1,263

Total noninterest expense		2,853	2,393	2,507
(Loss) income before income tax expense		(2,309)	452	(571)
Income tax expense		173	159	18

Net (loss) income		$(2,482)	$293	$(589)

		Jun 30,	Dec 31,	Jun 30,
Select Balance Sheet Data		2008	2007	2007

Cash and cash equivalents		$14,325	$17,677	$12,223
Loans held for sale		12,942	20,559	20,268
Finance receivables and loans, net	1
Consumer		76,707	87,769	121,638
Commercial		43,183	39,745	44,018
Investments in operating leases, net	2	32,810	32,348	28,893
Total debt	3	173,489	193,148	224,454

		Second Quarter		Six Months
Operating Statistics		2008	2007	2008	2007

GMAC’s Worldwide Cost of Borrowing	4	5.92%	6.23%	6.18%	6.19%

(1)	Finance receivables and loans are net of unearned income

(2)	Net of accumulated depreciation

(3)	Represents both secured and unsecured on-balance sheet debt such as commercial paper, medium-term notes and long-term debt

(4)	Calculated by dividing total interest expense (excluding marked-to-market adjustments and intercompany interest) by total borrowings

GMAC Financial Services Preliminary Unaudited Second Quarter 2008 Financial Highlights (Continued)
($ in millions)

	Note	Second Quarter		Six Months
GMAC Automotive Finance Operations		2008	2007	2008	2007

Net Income
North American Operations (NAO)		$(854)	$315	$(700)	$620
International Operations (IO)		137	80	241	173

Net Income		$(717)	$395	$(459)	$793

Consumer Portfolio Statistics
NAO Number of contracts originated (# thousands)		443	496	877	938
Dollar amount of contracts originated		$11,590	$13,204	$23,441	$24,777
Dollar amount of contracts outstanding at end of period	5	$60,940	$69,045
Share of new GM retail sales		43%	45%	46%	45%

Mix of retail & lease contract originations (% based on # of units):
New		73%	80%	75%	80%
Used		27%	20%	25%	20%

GM subvented (% based on # of units)		75%	85%	79%	85%

Average original term in months (US retail only)		62	55	61	56

Off-lease remarketing (US only)
Sales proceeds on scheduled lease terminations (36-month) per vehicle — Serviced	6,7	$13,242	$15,812	$13,712	$15,674
Off-lease vehicles terminated — Serviced (# units)	7	120,378	78,519	220,375	157,363
Sales proceeds on scheduled lease terminations (36-month) per vehicle — On-balance sheet	6	$13,373	$16,113	$13,730	$15,813
Off-lease vehicles terminated — On-balance sheet (# units)	8	59,619	28,431	102,758	57,221

IO Number of contracts originated (# thousands)		186	177	379	358
Dollar amount of contracts originated		$3,367	$2,955	$6,522	$5,718
Dollar amount of contracts outstanding at end of period	9	$19,890	$17,021

Mix of retail & lease contract originations (% based on # of units):
New		86%	84%	83%	82%
Used		14%	16%	17%	18%

GM subvented (% based on # of units)		41%	44%	41%	42%

Asset Quality Statistics
NAO Annualized net retail charge-offs as a % of managed assets	10	1.68%	1.03%	1.63%	1.16%
Managed retail contracts over 30 days delinquent	10,11	2.18%	2.37%	2.32%	2.44%
Serviced retail contracts over 30 days delinquent	11,12	2.18%	2.18%	2.32%	2.23%

IO Annualized net charge-offs as a % of managed assets	10	0.72%	0.59%	0.73%	0.61%
Managed retail contracts over 30 days delinquent	10,11	2.51%	2.63%	2.44%	2.59%

Operating Statistics
NAO Allowance as a % of related on-balance sheet consumer receivables at end of period		3.76%	2.67%
Repossessions as a % of average number of managed retail contracts outstanding	10	2.34%	2.04%	2.54%	2.17%
Severity of loss per unit serviced — Retail	12
New		$11,062	$8,661	$10,532	$8,715
Used		$8,822	$6,928	$8,441	$6,925

IO Allowance as a % of related on-balance sheet consumer receivables at end of period		1.56%	1.44%
Repossessions as a % of average number of contracts outstanding		0.72%	0.81%	0.69%	0.77%

(5)	Represents on-balance sheet assets, which includes $5.5 billion of loans held for sale in 2008

(6)	Prior period amounts based on current vehicle mix, in order to be comparable

(7)	Serviced assets represent operating leases where GMAC continues to service the underlying asset

(8)	GMAC-owned portfolio reflects lease assets on GMAC’s books after distribution to GM of automotive leases in connection with the sale transaction which occurred in November 2006

(9)	Represents on-balance sheet assets including retail leases

(10)	Managed assets represent on and off-balance sheet finance receivables and loans where GMAC continues to be exposed to credit and/or interest rate risk

(11)	Represents percentage of average number of contracts outstanding. Excludes accounts in bankruptcy.

(12)	Serviced assets represent on and off-balance sheet finance receivables and loans where GMAC continues to service the underlying asset

GMAC Financial Services Preliminary Unaudited Second Quarter 2008 Financial Highlights (Continued)
($ in millions)

	Note	Second Quarter		Six Months
ResCap Operations		2008	2007	2008	2007

Net Income (loss)		$(1,860)	$(254)	$(2,719)	$(1,165)
Gain (loss) on sale of mortgage loans, net
Domestic		$(180)	$98	$(245)	$(243)
International		(882)	76	(1,564)	182

Total Gain (loss) on sale of mortgage loans		$(1,062)	$174	$(1,810)	$(61)

Portfolio Statistics
Mortgage loan production
Prime conforming		$12,187	$12,682	$27,624	$22,251
Prime non-conforming		419	9,849	909	22,166
Government		3,759	828	5,736	1,412
Nonprime		0	685	3	3,944
Prime second-lien		664	3,107	1,465	8,420
Total Domestic		17,029	27,151	35,737	58,193

International		1,049	7,718	3,240	14,190

Total Mortgage production		$18,078	$34,869	$38,977	$72,383

Mortgage loan servicing rights at end of period		$5,417	$6,041

Loan servicing at end of period
Domestic		$397,842	$424,608
International		39,020	35,904

Total Loan servicing		$436,862	$460,511

Asset Quality Statistics — ResCap Consolidated
Provision for credit losses by product
Mortgage loans held for investment		$344	$284	$624	$649
Lending receivables		120	43	138	220

Total Provision for credit losses		$464	$327	$762	$869

Allowance by product at end of period
Mortgage loans held for investment		$638	$1,696
Lending receivables		483	274

Total Allowance by product		$1,121	$1,970

Allowance as a % of related receivables at end of period
Mortgage loans held for investment		2.25%	2.71%
Lending receivables		7.94%	2.56%
Total Allowance as a % of related receivables		3.26%	2.68%

Nonaccrual loans at end of period		$6,300	$9,119
Nonaccrual loans as a % of related receivables at end of period		14.13%	12.48%

Total nonperforming assets		$7,349	$10,744

GMAC Insurance Operations
Net Income		$135	$131	$267	$274
Premiums and service revenue written		$1,067	$964	$2,200	$2,034
Premiums and service revenue earned		$1,111	$1,042	$2,208	$2,074
Combined ratio	13	97.8%	90.2%	95.8%	90.6%

Investment portfolio fair value at end of period		$7,068	$7,397
Memo: After-tax at end of period
Unrealized gains		$129	$143
Unrealized losses		(92)	(72)

Net unrealized capital gains		$37	$71

(13)	Combined ratio represents the sum of all incurred losses and expenses (excluding interest and income tax expense) divided by the total of premiums and service revenues earned and other income
Numbers may not foot due to rounding